Exhibit 5.10

First Majestic Silver Corp.

925 West Georgia Street, Suite 1800

Vancouver, B.C. V6C 3L2

I hereby consent to the (i) use of my name in connection with reference to my involvement in the preparation of certain technical information found in the report entitled “Technical Report for the Del Toro Silver Mine, Chalchihuites, and Zacatecas, Mexico” dated December 31 , 2016 (the “Report”), and (ii) the inclusion and incorporation by reference of information derived from such Report, in First Majestic Silver Corp.’s Registration Statement on Form F-10 (File No. 333- 227855).

Sincerely,

/s/ Andrew Hamilton
Andrew Hamilton, P. Geo.

City of VANCOUVER, B.C. CANADA

Dated the 31st day of October, 2018